U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
                           Section 17(a) of the Public
                         Utility Holding Company Act of
                          1935 or Section 30(f) of the
                         Investment Company Act of 1940



    1.   Name and Address of Reporting Person*
          TelCom, L.P.
         (Last)                             (First)                  (Middle)


         235 Sunrise Avenue
                             (Street)

         Palm Beach                         Florida                   33480
         (City                              (State)                   (Zip)


     2.   Date of Event Requiring Statement (Month / Day / Year)

          6/18/97


     3.  IRS or Social Security Number of Person Reporting (Voluntary)



     4.   Issuer Name and Ticker or Trading Symbol

          EMPIRE OF CAROLINA, INC.  (EMP)


     5.   Relationship of Reporting Person to Issuer (Check all applicable)


                  Director                                  10% Owner
           ------                                   ------

                  Officer (give title below)           X    Other (specify
           ------                                   ------            below)

                         CONTROLLED BY A 10% OWNER

     6.   If Amendment, Date of Original (Month/Day/Year)


     7.   Individual or Join/Group Filing


             X       Form filed by One Reporting Person
          -------


                     Form filed by More than One Reporting Person
          -------


             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


     1.  Title of security             2.  Amount of Securities         3.  Ownership         4.  Nature of Indirect
         (Inst.4)                          Beneficially Owned               Form: Direct          Beneficial Ownership
                                           (Instr. 4)                       (D) or Indirect       (Instr. 5)
                                                                            (I) (Inst. 5)
     ---------------------             ------------------------         -------------------    -----------------------
          NONE



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) * If the Form is filed by more than one
reporting person, SEE instruction 5(b)(v).                       SEC 1473(8-92)

FORM 3 (CONTINUED)    TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                 (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)



1. Title of Derivative Security          2.  Date Exercisable and     3.  Title and Amount of Securities
    (Instr. 4)                               Expiration Date              Underlying Derivative Security
                                             (Month/Day/Year)              (Instr. 4)

                                         Date          Expiration                       Amount or
                                         Exercisable   Date           Title             Number of Shares
--------------------------------------   -----------   -----------    -------------    -------------------
Shares of Series A Preferred Stock       Immediat.     05/06/03       Common Stock        500,000
Warrant to Purchase Common Stock         Immediat.     05/06/03       Common Stock         62,500





4. Conversion or                        5.  Ownership Form            6.  Nature of Indirect
   Exercise Price                           of Derivative                 Beneficial Ownership
   of Derivative Security                   Security:Direct (D)               (Instr. 5)
                                            or Indirect (I)
                                            (Instr. 5)
---------------------------------------  ----------------------       ------------------------
          $1.25                                    D
          $1.375                                   D



Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

               TELCOM, L.P.

                 /S/ JAMES J. PINTO                        JUNE 30, 1997
               -------------------------------    -------------------------
               Title: Partner
               **Signature of Reporting Person                 Date